CONEXEU SCIENCES INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement") is made and entered into as of October 15, 2025, (the "Effective Date"), by and between Conexeu Sciences Inc., a Reno, Nevada based company (the "Company"), and Miles David Harrison (the "Executive"). The Company and the Executive are sometimes referred to individually as a "Party" and collectively as the "Parties."

WHEREAS, the Company is a biotechnology company engaged in the research, development, and early-stage clinical validation of biomaterials designed for wound care, medical, veterinary, and dental and aesthetic regenerative applications, including tissue regeneration and reconstruction, utilizing a patented collagen hydro-gel and IP platform that is designed to support the body's natural tissue regeneration process. Conexeu's patented collagen scaffold technology is an investigational bio-stimulatory platform currently being studied for a variety of applications ranging from soft-tissue enhancements to full tissue reconstruction, with the aim of advancing regenerative therapies. The Company at the time of this Agreement does not market, sell, or distribute any aesthetic or dermatologic products, however the Executive acknowledges the Company has the aspirations to do so in the future.

WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer ("CEO") of the Company.

WHEREAS, Executive agrees to serve as the Company's President and CEO subject to the terms and conditions set forth below.

NOW THEREFORE in consideration of the foregoing recitals and the mutual promises, covenants and agreements set forth below, the Parties agree us follows:

1.   Position and Duties

Executive shall serve as President & Chief Executive Officer ("CEO") of the Company and shall report directly to the Company's Board of Directors (the "Board"). Executive will perform all duties consistent with the position of CEO and such other reasonable duties as may be assigned by the Board.  Executive shall work remotely from his home in Texas, with such travel as may be reasonably required in furtherance of his position and duties.

2.   Term of Employment

This Agreement shall commence on the Effective Date and is At-Will Employment. The Company may terminate this Agreement at any time, with or without cause and with or without notice.

3.  Compensation

3.1 Base Salary. Executive shall receive an annual base salary of not less than $300,000 ("Initial Base Salary") payable in accordance with the Company's standard payroll practices. It is understood that this Initial Base Salary is below the median salary for this executive role. Upon achievement of defined commercial and business milestones, the Board will consider step-ups to the base salary. Following an IPO and a secondary financing post IPO, the Board and Compensation Committee intend to recommend a compensation package that reflects the scope and importance of the role, informed by benchmarking and validation from an independent professional services firm.

3.2 Bonus. The Chief Executive role will be eligible for milestone bonuses totaling up to 40% of Executive's base salary in effect from time to time. Thus, based on the proposed initial salary of $300,000, this would total up to $120,000, as detailed in "Exhibit A."

3.3 Equity Award(s). Executive shall be granted an initial equity award and milestone equity awards up to a maximum of 5.0% of the Company's common shares on an issued and outstanding basis at the time of each equity grant as outlined in "Exhibit B."

4. Benefits.

Until a company-sponsored health plan is established, the Company will reimburse Executive $2,000 per month toward health insurance premiums. During Executive's employment, Executive shall be entitled to participate in all employee benefit plans and programs made available to other similarly situated senior executives of the Company.

5. Expense Reimbursement

The Company shall reimburse Executive for all reasonable and documented business expenses incurred in the performance of duties, in accordance with the then-current policies of the Company.

6. Non-Disclosure, Non-Solicit & Non-Compete Agreement

Executive agrees to enter into the Company's Non-Disclosure, Non-Solicit & Non-Compete Agreement, as outlined in "Exhibit C." Executive acknowledges all inventions, discoveries, and developments related to the Company's business made during employment shall be the exclusive property of the Company.

7. Other Activities During Employment.

You will only be eligible to serve on up to 2 other boards (public or private) providing these are not in competing services, products, or brands. That said, the Company acknowledges and agrees you may continue to serve as a board member for Castle Biosciences, Inc. ("CSTL") and one other board role to be determined.

8. Termination of Employment.

(a) At-Will Employment. Either Party may terminate this Agreement at any time, with or without cause upon the delivery of written notice of termination. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer, or director with the Company. Upon the termination of your employment for any reason, the Company shall pay you all your accrued and unpaid wages earned through your last day of employment together with accrued but unused paid time off as of the effective date of termination (the "Accrued Obligations").

(b) Termination Without Cause or for Good Reason ("Involuntary Termination"). If you are subject to an involuntary termination without Cause or for Good Reason, and provided you remain in compliance with the terms of this Agreement, the Company shall provide you with the following benefits ("Severance") in addition to the Accrued Obligations: The Company shall pay you, as cash severance, an amount equal to 3 months of the Initial Base Salary if the involuntary termination happens any time within the first 3 months of this Agreement, otherwise an amount equal to one -twelfth of the initial base salary for each month thereafter of service if the Involuntary Termination occurs within Month 4 to Month 12 of this Agreement. In the event termination occurs following twelve months of service, the Company shall pay an amount equal to twelve months of the then-current Base Salary (the "Severance"). The Severance will continue to be paid in accordance with the regularly scheduled payroll date for a period of 12 months from the day after your Separation from Service, provided the Separation Agreement has become effective.

(c) Termination for Cause; Resignation Without Good Reason; Death or Disability. If you resign without Good Reason, or the Company terminates your employment for Cause, or upon your death or disability, then (a) all payments of compensation by the Company to you terminate immediately (except amounts already earned), and (b) you will not be entitled to any Severance Benefits beyond payment of the Accrued Obligations.

(d) For purposes of this Agreement, "Cause" for Executive's termination shall mean the occurrence of one or more of the following events:

(i) Executive's willful misconduct or gross negligence in performance of his duties including Executive's refusal comply in any material respect with the reasonable and legal directives of the Board of Directors so long as such directives are not materially inconsistent with the Executive's position and duties and such alleged willful misconduct, gross negligence, or refusal to comply is not remedied or  satisfactory progress made toward remedying such failure, as determined by Company in its sole discretion, within ten (10) working days after receiving written notice from the Board of Directors stating that failure to remedy such conduct shall result in termination for Cause. Any act, or failure to act, based on authority given by the Board of Directors or based upon the advice of legal counsel for the Company shall be conclusively presumed to be done, or omitted to be done in good faith and in the best interest of the Company and shall not be deemed to constitute "Cause."

(ii) Executive is convicted of or pleads guilty or no contest to a crime or based upon evidence in the reasonable, good faith business judgment of the Board of Directors, Executive has committed fraud, theft, or embezzlement against the Company or has engaged in dishonest actions in connection with his employment intended to result in material and substantial personal enrichment.

(iii) Executive's commission of an act which he knew or reasonably should have known would make him or the Company (including any of its parents, subsidiaries, or affiliates) subject to being enjoined, suspended, debarred, or otherwise disciplined for violation of federal or state laws, rules or regulations, including, a statutory disqualification.

(iv) Breach of any material term or condition of this Agreement and such breach is not remedied within ten (10) working days after written notice from the Board of Directors, which notice shall state that failure to remedy such conduct shall result in Termination for Cause.

(e) For purposes of this Agreement, "Good Reason" for Executive's termination will exist at any time after the happening of one or more of the following events:

(i) Company's diminution of Executive's total compensation, authority, duties, responsibilities, or reporting.

(ii) Reduction of Executive's base salary, bonus opportunity, or equity awards.

(iii) The Company's breach of any provision of this Agreement

(iv) A requirement that Executive be relocated more than 50 miles from his current work location.

9. Non-Competition and Non-Solicitation

Executive represents and warrants that he has disclosed all agreements with third parties pertaining to any post-employment restrictions. Executive understands that it is the Company's policy not to improperly obtain or use confidential, proprietary or trade secret information that belongs to third parties, and agrees not to use such third-party confidential, proprietary or trade secret information for the Company's benefit.

During employment and for 12 months following termination, Executive shall not directly or indirectly engage in or assist any business that competes with the Company's principal business (as outlined in "Exhibit C."). In addition, Executive shall not solicit employees, contractors, or customers of the Company as set forth in Exhibit C.

10. Indemnification

To the maximum extent allowed under applicable law, the Company agrees to defend, hold harmless and indemnify Executive from and against any and all losses, damages, claims, demands, suits, liabilities, and expenses, including reasonable attorney's fees and expensed associated therewith, which arise out of, in connection with, or result from any claim, action, or other proceeding that is based on Executives actions within the scope of his duties and responsibilities under the Agreement.  The Company shall always maintain Directors & Officers (D&O) insurance coverage during Executive's employment.

11. Miscellaneous

This Agreement constitutes the entire understanding between the Parties and supersedes all prior agreements. Any amendments must be in writing and signed by both Parties.

Attorney's Fees. In the event any party is required to initiate arbitration or legal action to enforce this Agreement, the prevailing party shall be entitled to recover its full actual attorneys' fees and other reasonable expenses of litigation, unless otherwise required by law.

Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns.

Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement, or any part thereof shall be declared invalid. this Agreement shall be construed as if such invalid word or words, phrases, sentences, clauses, sections, or subsections had not been inserted. If such invalidity is caused by length of time the otherwise invalid provisions will be reduced to a period which would cure such invalidity.

Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning and interpretation of this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

Section 409A of the Internal Revenue Code.  Payments under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code and guidance under Section 409A concerning deferred compensation plans (collectively "Section 409A") and the Agreement will be construed accordingly.  To the extent the payments could be subject to Section 409A, the Agreement shall be interpreted in a manner that complies with Section 409A.  For example, the term "termination" shall be interpreted to mean a separation from service under Section 409A.  Executive shall be solely responsible for all taxes and penalties should any payment be made pursuant to this Agreement be construed by the Internal Revenue Service or other agency as a payment of deferred compensation under any such plan. Conexeu Sciences Inc., and its affiliates, parent corporations and their employees shall not be responsible for such taxes and penalties.

12. Arbitration of All Disputes.

12.1 Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1- 16, and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims).
BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

12.2 Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

12.3 Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

12.4 Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Reno, Nevada, or as otherwise agreed to by you and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party's own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.

12.5 Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the "Excluded Claims"). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

12.6 Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

13. General Provisions

This Agreement, together with the Nondisclosure, Non-Solicit and Non-Compete Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties' agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company's discretion in this letter, must be made in a written agreement signed by you and the Company's Chair of the Board. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors, and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Effective Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 6, 7, 8, 9, 10, 11, 12, 13 and will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Nevada.

WHEREAS, the parties have formed, executed, and delivered this Agreement as of the Effective Date first set forth above.

CONEXEU SCIENCES INC.

/s/ Jeff Sharpe
Jeff Sharpe
Chair of the Board of Directors

Accepted and agreed:

/s/ Miles D. Harrison
Miles D. Harrison

Date:  October 23, 2025

Exhibit A

ANNUAL INCENTIVE / CASH BONUS MILESTONES1

(1) $40,000 upon the date of an IPO on a recognized North American exchange.

(2) $40,000 upon the date of the completion of a financing of $20 million at a minimum of a $150 million pre money market capitalization. If the financing completed is a minimum of $15 million at a minimum of $150 million pre money market capitalization, then then two-thirds of the $40,000 will be earned and paid out ($26,400).

(3) $40,000 upon the date of FDA clearance of the 510(k) bovine collagen 'wound care' product.

Note: (1) The three cash bonus milestones (annual incentive/short term Incentive (STI)) are provided based upon current expected timelines and strategy. If for any reason circumstances change out of the control of the employee regarding the IPO, a further capital raise or an alternative regulatory strategy, the intent would be to modify these milestones in good faith and/or replace as deemed appropriate by the Compensation Committee and Conexeu board.

Exhibit B

EQUITY AWARDS

Initial Grant1:

  2.5% in common shares of the Company on an issued and outstanding basis at the time of the Effective Date of this Agreement, with 0.5% to be immediately vested upon the Effective Date of this Agreement and then 0.5% will vest each year for four (4) years on the anniversary of the Effective Date of this Agreement for an aggregate of 2.5%.

Milestone-Based Equity2

  2.5% in common shares of the Company on an issued and outstanding basis split across 2 milestones:
    Milestone #1: 1.0% for an equity financing of at least $20 million at a pre money market capitalization of a minimum of $150 million.  If only $15 million at a minimum pre money valuation of $150 million is completed, then two-thirds of the 1.0% or 0.66% will be granted.
      The 1.0% or 0.66% whichever occurs, will vest in 3 equal tranches of 1/3 of 1.0% or 1/3 of 0.66% each year for 3 years from the date of the milestone being achieved.
    Milestone #2: 1.5% for FDA clearance of the 510(k) or PMA using the Company's Extra Cellular Matrix with human collagen for an aesthetics product or application.
      The 1.5% will vest immediately upon Milestone #2 being achieved.

Note: (1) Initial Grant: The CEO "Equity Grant" amounts to 2.5% of equity on an issued and outstanding basis over 5 (five) tranches, the first tranche of 0.5% is an immediate vest, with subsequent tranches of 0.5% per year vesting over a maximum of 4 years.

Note (2) Milestone-Based Equity: The CEO "Milestone-Based Equity" amounts to up to 2.5% of equity on an issued and outstanding basis. For Milestone #1 a maximum of 1.0% of equity will be issued and will vest at 0.33% per year. For Milestone #2 a maximum of 1.5% of equity will be issued and will vest immediately upon achieving Milestone #2.

Note (3) Automatic full vesting upon non-public Change of Control (IPO excluded).

Exhibit C

NON-DISCLOSURE, NON-SOLICIT & NON-COMPETE AGREEMENT

This Non-Disclosure, Non-Solicit & Non-Compete Agreement (this "Agreement") is entered into as of October 15, 2025, by and between Conexeu Sciences. Inc., a Reno, Nevada Corporation (the "Company"), and Miles David Harrison (the "Employee").

WHEREAS, the Company is a biotechnology company engaged in the research, development, and early-stage clinical validation of biomaterials designed for, including not limited to wound care, medical, veterinary, and dental and aesthetic regenerative applications, including tissue regeneration and reconstruction, utilizing a patented collagen hydro-gel and IP platform that is designed to support the body's natural tissue regeneration process. ("Business");

 WHEREAS, the Company has invested substantial time, money and effort developing and maintaining goodwill, rapport and relationships with scientists, potential customers, vendors, and contractors ("Business Relationships") with whom the Company does business;

 WHEREAS, the Company has invested significant time, money and effort developing and acquiring valuable information and documents related to its business that derive independent economic value from not being generally known or readily ascertainable including, but not limited to, client lists, referral source lists and records, vendor lists, accounts payable/receivable information, inventions, software, financial and banking information, contracts and contractual relationships, confidential and proprietary client data, and related proprietary information, all of which are confidential and proprietary to the Company and not generally known to the trade or industry;

 WHEREAS, Employee desires to become employed with the Company in a special position of trust and confidence, learn and have access to the Company's confidential information and trade secrets, receive specialized software training from the Company, utilize its goodwill, rapport, and relationships with Company's Business Relationships, and be subject to the terms and covenants set forth herein.

 NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises contained in this Agreement, the Company and Employee agree as follows:

1. Confidential Information

Employee acknowledges that during employment, Employee will have access to and learn about confidential and proprietary information belonging to the Company, its affiliates, and partners ("Confidential Information"). Confidential Information includes, without limitation, trade secrets, research data, product formulations, protocols, business plans, investor lists, financial data, and technical information.

Employee agrees that during the term of the Agreement and continuing thereafter he will not directly or indirectly disclose to any individual, corporation, firm, or entity any of the Company's Confidential Information, nor use such Confidential Information in any manner except as required in the regular course of his/her employment with the Company.  All notes, reports, plans, published memoranda, or other documents created, developed, generated or held by Employee during employment, concerning or related to the Company's business, and whether containing or relating to Confidential Information or not, and all tangible personal property of the Company entrusted to Employee or in Employee's direct or indirect possession or control, are the property of the Company, and will be promptly delivered to the Company and not thereafter used by Employee upon termination of Employee's employment for any reason whatsoever. Upon termination of Employee's employment with the Company, Employee further agrees to immediately return all (original and copies) of any trade secrets, confidential and proprietary information and training manuals of the Company which came into Employee's possession during his/her employment with the Company. Employee agrees to cooperate fully in promptly signing any such documents as may be necessary to transfer and perfect intellectual property rights to the Company in any documents or materials created by him/her during his/her employment with the Company that relate to the Company's Business.

2. Exclusions

Confidential Information does not include information that (a) becomes publicly known without breach of this Agreement, (b) was lawfully received from a third party without restriction, or (c) was independently developed by Employee without use of the Company's Confidential Information.

3. Ownership and Assignment of Inventions

Employee agrees that all inventions, discoveries, improvements, processes, designs, formulas, data, computer programs, and other works of authorship, whether patentable or not ("Inventions"), that Employee conceives or reduces to practice during the period of employment and that relate to the Company's current or anticipated business, shall be the sole and exclusive property of the Company.

Employee hereby assigns to the Company all rights, title, and interest in such Inventions and agrees to execute such further documents as the Company may reasonably request to confirm ownership and assist in obtaining protection for such Inventions.

4. Prior Inventions

Employee has attached hereto a list describing all inventions or improvements made prior to employment with the Company that belong to Employee and are not assigned to the Company ("Prior Inventions"). If no list is attached, Employee represents that there are no such Prior Inventions.

5. Return of Materials

Upon termination of employment, Employee shall immediately return all Company property, including equipment, notebooks, files, data, and any materials containing or embodying Confidential Information or Inventions.

6. Non-competition and non-solicitation.

Employee acknowledges and agrees that personal contacts and relationships are of great importance in procuring new business and retaining existing clients.  Employee further acknowledges and agrees that the Company has devoted substantial time, money and effort developing and maintaining its contacts and relationships and establishing goodwill and rapport with customers and clients with whom it does business, as well as its employees and contractors. Therefore, Employee agrees as follows:

(a) During the term of his/her employment with the Company and for a period of twelve (12) months thereafter, Employee will not engage in, work for, be employed by, or perform services for a Competing Business. For purposes of this Agreement, "Competing Business" means the research, discovery, characterization, synthesis, formulation, development, manufacturing, improvement, commercialization, modification, or other exploitation of any biological or chemical entity, device, or method within the scope of the Company's current or anticipated business (regenerative collagen, injectable collagen gels and scaffolds) as described on the company's current website www.conexeu.com. Specifically:

  Wound Healing: Offerings in the research and development, manufacture, and commercialization of liquid, thermo-sensitive skin substitutes, and scaffolds for use in wound healing i.e., burns, tunnel wounds, diabetic foot ulcers and dehiscent wounds.
  Surgical reconstruction: Scaffolds, 3D personalized implants for regenerative tissue and bone repair.
  Medical Aesthetics: research and development regarding dermatological offerings associated with scaffolds, regeneration, skin healing, and aging.

The Restricted Territory means North America.

(b) During the term of his/her employment with the Company and for a period of one (1) year thereafter, Employee will not directly or indirectly contact, solicit or do business with any customers, vendors, or Referral Sources in the Restricted Area with whom the Employee had material contact while he/she worked at the Company for the purpose of providing services that are competitive with the Business of the Company. Employee further agrees not to utilize the contacts, goodwill, and rapport he/she established with any customers or referral sources to take away or divert business or income away from the Company to other persons or entities.

(c) During the term of his/her employment with the Company and for a period of one (1) year thereafter, Employee will not solicit, hire, employ, directly or indirectly solicit, induce, entice or attempt to hire, do business with or employ (for himself/herself or on behalf of any other individual or entity) in the Restricted Area any contractors, consultants, or persons employed by the Company with whom the Employee had material contact during the last twelve (12) months of Employee's employment .

7.  Miscellaneous

This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any prior understandings.

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IN WITNESS WHEREOF

The Parties have executed this Agreement as of the date first written above.

--------------------------------------------------------

EMPLOYER:
CONEXEU SCIENCES INC.

(Signature)

/s/ Jeff Sharpe

Jeff Sharpe

Chairman of the Board of Directors

October 23, 2025

EMPLOYEE:

/s/ Miles D. Harrison

Miles D. Harrison

October 23, 2025

PRIOR INVENTIONS

1. Prior Inventions Disclosure.

  Inventions:
  No Prior Inventions.

Dated: October 23, 2025